NEWS RELEASE
T. Greenlee Flanagin
President
(706) 736-6334

SECURITY LAND & DEVELOPMENT CORPORATION ANNOUNCES EXTENSION OF

 TENDER OFFER TO REPURCHASE UP TO 2,526,247 OF ITS COMMON

 SHARES AT A PRICE OF $1.60 PER SHARE

Augusta, Georgia (May 5, 2017) – Security Land & Development Corporation announced today that it has extended its previously announced tender offer to purchase up to 2,526,247 of its common shares at a price of $1.60 per share (the “Company’s Offer”) until 5:00 p.m., Augusta, Georgia time, on Friday, May 26, 2017, unless further extended or terminated by Security Land.

Security Land confirmed that AB Value Partners, LP and AB Opportunity Fund, LLC amended its previously announced tender offer to acquire all of the outstanding shares of Security Land common stock by increasing its offer to $1.75 per share (the “AB Offer”).  Security Land’s Board of Directors will review the AB Offer and will re-assess the Company’s Offer in light of the competing offer. The Board intends to advise stockholders of the Company’s formal position regarding the AB Offer within ten business days by making available to stockholders and filing with the Securities and Exchange Commission an amendment to its solicitation/recommendation statement on Schedule 14D-9. If the Board decides to amend the Company Offer, Security Land will advise stockholders of any such amendments by making available to stockholders and filing with the Securities and Exchange Commission an amendment to its Schedule TO. Security Land’s stockholders are advised to take no action at this time pending the review of the tender offers by the Company’s Board.

The Company’s Offer to purchase common shares was previously scheduled to expire at 5:00 p.m., Augusta, Georgia time, on May 5, 2017. As of 5:00 p.m. Eastern time on May 4, 2017, a total of 990,651 common shares have been tendered and not withdrawn. Tenders of shares in response to the Company’s Offer must be made on or prior to the expiration of the Offer and may be withdrawn at any time on or prior to the expiration of the Offer.  Holders of common shares who have already tendered their shares do not have to retender their securities or take any other action as a result of the extension of the expiration date of the Offer.

Complete terms and conditions of the Company’s Offer are set forth in the Amended Offer to Purchase, Letter of Transmittal and other related materials that were filed as exhibits to the Tender Offer Statement on Schedule TO and the Amendments to Schedule TO filed by Security Land & Development Corporation with the Securities and Exchange Commission (the “SEC”). Holders of common shares wishing to participate in the tender offer should follow the procedures set forth in the Company’s offer to purchase dated February 7, 2017 as amended by the Amended Offer to Purchase dated March 15, 2017 (the “Offer to Purchase”) and the related Letter of Transmittal.

For questions and information, please call T. Greenlee Flanagin at (706)736-6334.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any common shares of Security Land & Development Corporation (“Security Land” or the “Company”). The tender offer is being made only pursuant to the offer to purchase, letter of transmittal, and related materials, as amended and supplemented, pursuant to a tender offer statement on Schedule TO and Schedule 13E-3, as amended or supplemented, as filed with the SEC and forming a part thereof. Investors and shareholders should read those filings carefully as they contain important information about the tender offer. Those documents as well as Security Land’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov . The website address of the SEC is included in this press release for reference only. The information contained on this website is not incorporated by reference in this press release and should not be considered to be a part of this press release. The Company’s Offer to purchase and related materials may also be obtained without charge by contacting T. Greenlee Flanagin, the President, at (706) 736-6334 if you have any questions or request assistance.

All statements contained in this press release, other than statements of historical fact, are forwardlooking statements including those regarding the expected timing of the tender offer described in this press release. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forwardlooking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare industry; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forwardlooking statements to reflect future events or circumstances.